EXECUTION COPY

                              AMENDED AND RESTATED
                             MANUFACTURING AGREEMENT

          This Amended and Restated Manufacturing Agreement is dated as of this 13th day of March, 1998 by and between Hershey Foods Corporation, a Delaware corporation with an address of 14 E. Chocolate Avenue, Hershey, PA 17033 Hershey (hereinafter "Hershey" ) and The Topps Company, Inc., a Delaware corporation, having offices at One Whitehall Street, New York, NY 10004-2109 (hereinafter "Topps").

                                    RECITALS

          WHEREAS, Topps and Leaf, Inc. entered into a Manufacturing Agreement as of November 6, 1996 (the "Original Agreement");

         WHEREAS, Hershey purchased Leaf, Inc. on December 30, 1996;

          WHEREAS, Topps and Hershey wish to amend and restate the terms upon which Hershey will manufacture for Topps the gum product(s) described on Schedule A (the "Product") and package the Product in certain packaging and labeling including, inter alia, Topps' name, trademarks and trade dress (the "Packaging")(the Product as packaged in the packaging is referred to herein as the "Packaged Product") for sale in the United States (the "Territory"); and

          WHEREAS, Hershey and Topps desire to enter into this Agreement for the mutual considerations stated in this Agreement, in order to establish their respective rights, conditions, obligations and responsibilities with regard to the manufacture, supply and sale of the Packaged Products.

          NOW, THEREFORE, Hershey and Topps, in consideration of the mutual promises and undertakings contained below, agree as follows:

1.       MANUFACTURING RELATIONSHIP

          (a) Subject to the terms and conditions of the Agreement, Topps appoints Hershey as its exclusive manufacturer of the Product and Packaged Product to be sold in the Territory and Hershey accepts such appointment. All Products and Packaged Products shall be manufactured by Hershey at its current Memphis, Tennessee plant (which it hereby represents that it owns), except as otherwise agreed by Topps in writing. Nothing in this Agreement shall restrict Topps from selling the Packaged Product outside the Territory.

          (b) So long as Hershey is able to provide Topps with the quantity and quality of the Packaged Product ordered hereunder and on the terms provided hereunder, during the term of this Agreement, Topps shall not, directly or indirectly, utilize another manufacturer to manufacture and/or package the Product and Packaged Product to be sold in the Territory. Nothing contained in

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this  Agreement  shall  restrict  Topps from using  other  manufacturers  to (i)
manufacture the Product or the Packaged Product for sale outside of the Territory or (ii) to manufacture items other than the Product or Packaged Product for sale anywhere in the world. In the event Topps desires to appoint a manufacturer for the Product or the Packaged Product to be sold or distributed by Topps (and not a licensee) outside of the Territory, Topps shall notify Hershey and Hershey shall have the right to submit a bid for the job within ten
(10) days of such notice. Topps shall have the sole and absolute discretion, however, over the selection of any such manufacturer.

(c) Topps shall provide to Hershey by the 1st of each month in which this Agreement is in effect a written firm purchase order for the next calendar month (the "Purchase Order"). Topps and Hershey may upon mutual written agreement agree to replace written purchase orders with some form of electronic purchase order system. In the event the parties so agree, all terms and conditions of this Agreement governing written purchase orders other than the requirement that the purchase order be written shall apply equally to any electronic purchase orders. Upon receipt of the Purchase Order, Hershey shall notify Topps of its acceptance or rejection (only as permitted below) of the Purchase Order. In the event Hershey does not accept the Purchase Order, the parties will use their best efforts to mutually agree on a revised Purchase Order. Hershey shall, at all times, have sufficient Product production capacity to fully utilize all of Topps' wrapping machines for the Product (which shall be kept in good working order as further outlined in paragraph 3(a) below), based upon three shifts, five (5) days per week (excluding scheduled plant shutdowns which shall be agreed to by Hershey and Topps and Hershey's normal plant holidays).Hershey may only reject a Purchase Order to the extent Topps requirements for any month exceed such required capacity. In the event of Hershey's rejection of a Purchase Order due to a request in excess of the foregoing production capacity requirement, Topps shall be free to acquire up to that month's excess production requirements from another source. Upon acceptance of the Purchase Order or revised Purchase Order, Hershey shall be obligated to supply the quantity ordered in the time required. Additionally, if Topps requests incremental production which exceeds Hershey's 5 day, 3 shifts per day capacity, Hershey will provide Topps with a cost estimate for the incremental overtime production. Incremental labor cost for direct and indirect labor will be calculated by multiplying the number of hours worked times the wage premium plus partial benefit rate (401K, FICA, pension). Upon receipt of the cost estimate, Topps will notify Hershey, in a timely manner if the overtime is desired and, if it is, Hershey shall perform the overtime. Hershey will invoice Topps for the actual overtime at the end of each month; provided, however, that Topps shall not be required to pay any costs for overtime to the extent that they exceed Hershey's estimate by more than 10%. The terms and conditions of this Agreement shall supersede any and all terms and conditions that may be contained in such Purchase Order other than the specified quantity to be purchased within the specified time frame.

(d) Topps will provide rolling twelve (12) month estimates on a quarterly basis of its anticipated requirements for the Product and/or Packaged Product for purposes of Hershey maintaining adequate supplies of ingredients and packaging components. Hershey shall have the right to purchase up to a three months' supply of ingredients and packaging materials for the Product and/or Packaged Products based on these estimates. During March and September of each year

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hereunder Topps and Hershey will review inventories of ingredients and packaging materials and will agree on the disposition of and reimbursement for obsolete items. Topps shall only be required to reimburse Hershey for any purchases of ingredients or packaging materials made by Hershey in excess of this three month supply if Topps has approved these purchases in writing in advance and Hershey cannot use these ingredients.

(e) Hershey will provide daily production reports and monthly reports on waste levels (gum and packaging), line output, etc., to be used by the parties to monitor performance related improvements and production levels. The reports shall be substantially in the form attached hereto as Schedule B.

(f) Hershey agrees to conduct appropriate tests, audits and evaluations, as currently performed by Hershey and described on Schedule C, to confirm that ingredients, components, formulas, sequences, weights, count, package defect levels and other quality parameters are being maintained, and shall provide Topps monthly reports regarding the foregoing. Hershey shall perform such additional quality assurance tests, audits or evaluation that Topps may request, and Topps shall pay the incremental cost, if any, of the additional functions.

(g) Hershey agrees to maintain adequate records of production, including lot numbers, dates, codes, etc., to identify and isolate production and to reduce losses in the event of a product recall or defect.

2.       PRICES AND CONDITIONS OF SALE

A. The following will apply during the Original Term of this Agreement (as defined below):

(a) For 1997, Hershey shall sell the Packaged Product to Topps at the price listed on Schedule D-1997, F.O.B. Hershey's production facility, exclusive of all sales, use, excise or other taxes, charges or assessments imposed on the purchase and resale of the Packaged Product, subject to only those changes described in paragraph (d) below and subject to the next sentence. Topps acknowledges that as of November 1, 1997, the gum and gum base processing labor costs will be $.076 (or 7.6 cents) per pound for sugar gum (versus $.02) and $.101 (or 10.1 cents) per pound for sugarless gum (versus $.0245) and, therefore, the total net difference for November and December 1997 shall be paid by Topps to Hershey within thirty (30) days after invoice.

(b) For the period from January 1, 1998 through December 31, 1998, Hershey shall sell the Packaged Product to Topps at the price listed on Schedule D-1998, F.O.B. Hershey's production facility, exclusive of all sales, use, excise or other taxes, charges or assessments imposed on the purchase and resale of the Packaged Product, subject only those changes described in paragraph (d) below.

(c) For the period from January 1, 1999 through December 31, 1999, Hershey shall sell the Packaged Product to Topps at the prices listed on Schedule D-1999, F.O.B. Hershey's production facility, exclusive of all sales, use, excise or other taxes, charges or assessments imposed on the purchase and resale of the Packaged Product, subject only to those changes described in paragraph (d)

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below. Schedule D-1999 shall be established not later than November 15, 1998 and the differences  between  Schedule D-1998 and Schedule D-1999 shall reflect only
(i) an aggregate maximum increase of 2.5% in the labor cost per case, not to exceed $110,000 in aggregate cost to Topps for the twelve-month period and (ii) updated pricing on ingredients and packaging materials permitted under paragraph
(d) below provided, however, that this updated pricing shall reflect changes in all ingredients and packaging materials (i.e. not limited to largest 80%).

(d) The prices for the Packaged Product outlined in (a) - (c) above may be changed during the calendar year in which each Schedule D is in effect only to reflect the following:

          (i) increases or decreases in the cost of any of the largest ingredients and packaging materials (by dollars) which make up 80% of the total cost (by dollars) of ingredients and packaging materials in the aggregate for all Packaged Products expected to be manufactured by Hershey during that calendar year (which items shall be agreed to by the parties at the beginning of each year); and

          (ii) one-half of any cost decreases associated with performance improvements in factory throughput of the Packaged Product.

          Price changes in (i) above shall take place as and when Hershey uses the newly priced items in the Packaged Product. The new prices will be effective after use of the current inventory, using a FIFO depletion method. Hershey shall give Topps notice of all pricing changes promptly after Hershey learns of such changes along with copies of the notices or invoices received from its vendor. On March 31, June 30, September 30 and December 31 of each year during the Original Term Hershey will provide Topps with copies of the most recent invoices Hershey has received for packaging and ingredients used to manufacture the Packaged Product. Factory throughput shall be reviewed semi-annually during March and September of each year and any price changes in (ii) above shall take place as soon as possible thereafter.

B. The following shall apply during the Extended Term (as defined below):

(a) Topps shall pay Hershey as follows:

          (i) the actual cost of ingredients and packaging to be provided by Hershey;

          (ii) Hershey's cost of labor and benefits as calculated from the crewing, output and pay rates plus the benefits cost per labor dollar;

          (iii) the overhead rate per pound of Packaged Product manufactured, which shall be determined in accordance with subparagraph B(c)(vii) below; and

          (iv) five (5)% of the total of subparagraphs B(a)(i)-(iii) above.

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(b) The costs  referenced in B (a)(i)-(iv) will be established by November 15 of the year preceding the year in which the costs will be effective during the Extended Term (as hereinafter defined) and will be reflected in a new Schedule D-[year]for each year. Hershey and Topps shall together review the new Schedule D, and Hershey shall explain to Topps the basis for all changes from the prior Schedule D.

(c) Topps and Hershey agree as follows with regard to pricing for Packaged Products during the Extended Term:

          (i) labor costs described in B (a) (ii) above will be reviewed and revised in the new Schedule D to take into account actual, reasonable and verifiable crewing changes, output changes, pay changes and benefit cost changes. Output changes, if any, will be based on the last six months' prior to October actual average output of each Packaged Product unless extenuating circumstances affected the six-month average.

          (ii) minimum acceptable yields for ingredients and packaging for each year during the Extended Term will be mutually agreed to and set forth in Schedule D hereto. Minimum acceptable yields will be based on the six months' prior to October actual average yields, unless extenuating circumstances affected the six-month average. Hershey will bear all costs incurred for packaging and ingredients if yields fall below the yields stated on Schedule D.

          (iii) on March 31, June 30, September 30 and December 31 of each year during the Extended Term Hershey will provide Topps with copies of the most recent invoices Hershey has received for the packaging and ingredients used to manufacture the Packaged Products.

          (iv) in the event Hershey at any time receives notice of a cost increase or decrease in any of the largest ingredients and packaging materials (by dollars) which make up 80% of the total cost (by dollars) of ingredients and packaging materials in the aggregate for all Packaged Products expected to be manufactured by Hershey during that calendar year (which items shall be agreed to by the parties at the beginning of each year), Hershey will promptly notify Topps of such increase(s) or decrease(s) along with any notices or invoices received from vendors evidencing such increase(s) or decrease(s). The costs set forth on Schedule D will change to evidence the changed costs when Hershey uses the newly priced items in the Packaged Product. The new prices will be effective after use of the current inventory, using a FIFO depletion method. Hershey shall not discriminate against Topps in the manner in which it uses ingredients and packaging materials in the Packaged Product versus its own products.

          (v) Hershey will invoice Topps for the Packaged Products produced by Hershey at the time of shipment of such Packaged Products to Topps. Topps will pay Hershey the invoiced amount within 30 days of the invoice date. Interest will accrue on any amount remaining unpaid at the end of such 30 day period at the rate of 1% per month unless Topps has notified Hershey of its good faith dispute of any invoiced item. Hershey and Topps agree to use their best efforts to resolve such disputes.

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          (vi) During the Extended  Term only,  in the event during any calendar year Topps purchases less than 4 million pounds of Product from Hershey, then Hershey shall have the option of terminating this Agreement upon eighteen (18) months' written notice to Topps delivered within thirty (30) days after the end of such calendar year. If Hershey delivers the notice of termination, Topps shall then have the right (but not the obligation) to commit to Hershey (by written notice delivered by March 15 of that year) that it will purchase at least 4 million pounds of Product during that next calendar year. If Topps does so commit and meets the 4 million pound level, the notice of termination shall be void and this Agreement shall remain in full force and effect. If Topps makes this commitment and fails to meet the 4 million pound threshold, then (x) Topps shall pay Hershey an amount equal to the shortfall in pounds multiplied by the overhead rate per pound of Packaged Product then in effect and (y) Hershey shall have the right to terminate this Agreement by delivery of written notice within thirty (30) days of the end of the calendar year, which termination shall be effective eighteen (18) months after that notice of termination.

          (vii) For calendar years 2000, 2001 and 2002, the overhead rate per pound of Packaged Product shall be fixed at $0.34 per pound. Promptly after execution of this Amended and Restated Manufacturing Agreement, the parties shall work, in good faith, to establish a methodology, by October 15, 1998, for determining the overhead rate per pound of Packaged Product for all years after 2002 that the Agreement is in effect. That methodology, when mutually agreed upon, will become part of this Agreement as Schedule E. The actual overhead rate for each year after 2002 will be calculated in accordance with this methodology and will be included on the new Schedule D. In the event the total overhead rate per pound of Packaged Product as listed in Schedule D for any such year exceeds the overhead rate per pound of Packaged Product for that listed in Schedule D for the prior year by more than 6%, Topps shall have the right to terminate this Agreement on not less than six (6) nor more than eighteen (18) months' written notice delivered at any time within ninety (90) days after the later of the date the new Schedule D is established or February 15 of the new year.

C. The parties agree that the following will be applicable during the Original Term and the Extended Term as defined below:

(a) The parties agree that Schedule A is not a static list of Products and Packaged Products and that Product and Packaged Product skus (stock keeping units) may be added or deleted at Topps' discretion. Pricing for any additional Product or Packaged Product skus will be established using the same basic cost and profit structure as was used to determine the agreed upon pricing of other skus provided for herein. Topps and Hershey agree to review the pricing established by the parties for items added to the Schedule of Packaged Products 90 days after production of those new products has begun to determine the accuracy of the established prices. In the event actual costs to Hershey are different than originally anticipated the parties agree to negotiate adjustments in good faith to take into account the higher or lower costs actually incurred by Hershey.

(b) The parties acknowledge that new product development is important to the vitality of the Bazooka brand and that product changes are sometimes required or advisable. Without limiting the foregoing, examples of some of these new products or product changes are:

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          A. Flavor extensions.
          B. Size changes.
          C. New configurations of existing or new formulations.
          D. Wrap or box changes in graphics, counts, size, etc.
          E. Ingredient changes.

          If Topps requests, Hershey shall assist Topps with the research and development and the implementation of changes or new products. If Topps so requests Hershey's assistance, Topps shall be required to pay the capital costs for the equipment required to produce a new or changed product and Topps will retain ownership thereof. With respect to the cost of production trials for new products, Topps shall pay for all ingredients, packaging components and direct labor, and the parties shall negotiate in advance regarding additional costs and expenses.

(c) In the event Hershey makes its continuous gum base and gum making process available to Topps for use in producing the Products, and if Topps elects (in its discretion) to use the same, Topps agrees that it will use the same formula as Hershey chooses to utilize, except that Topps may choose the color and flavor of the Products produced by Hershey through this process. In the event that, before the end of 1998, Hershey makes this process available and Topps elects to utilize Hershey's continuous gum base and gum making process, the gum and gum base processing labor costs outlined in Schedule D will be replaced with $.033 (or 3.3 cents) per pound. For any use of this continuous base or process after the end of 1998 Hershey will provide Topps with the costs of production. Nothing herein shall be deemed to require Hershey to make its continuous system formulas or process available to Topps, or, once having made it available, to continue to make it available. Hershey may at any time decline to make the formulas and process available to Topps. In the event Hershey determines it will no longer make the formulas and process available to Topps, Topps must revert to the batch production process at costs based on those previously applicable to batch production. In the event Topps elects to utilize Hershey's continuous gum and gum base formulas and Hershey subsequently changes its formula and elects to make such revised formulas available to Topps, then Topps must either (x) accept the revised formulas or (y) revert to Topps' prior batch production process at rates based on those previously applicable to batch production. Topps specifically acknowledges that the technology, processing and operation of Hershey's continuous gum and base making process and the formulas are deemed proprietary intellectual property and/or trade secret information by Hershey and will be governed by the terms of this Agreement.

(d) Any new technology or other intellectual property or any portion thereof developed solely by Topps concerning these new products or changes is to remain confidential and not to be disclosed or used in the manufacture of any product except the Product and the Packaged Product, and shall be owned by Topps. Any new technology or intellectual property or portion thereof developed solely by Hershey is to remain confidential and shall be owned by Hershey. Any new technology or intellectual property developed jointly by Topps and Hershey will be owned jointly by the two parties, and each party shall have the unrestricted right to utilize, modify, enhance, replicate, and create derivatives of such technology or intellectual property. Prior to full scale production of any new product, any party that believes it has a proprietary interest in any component thereof (other than items that have been previously included in the Product or

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Packaged  Product or other new products  developed  hereunder)  shall notify the other party in writing. The parties shall attempt to amicably resolve any dispute regarding the foregoing.

(e) After development of any item for which Topps requested Hershey's assistance as set forth above, Hershey shall have the first option to be the manufacturer for such changed or new product in the Territory so long as the cost to Topps (including capital costs and unit prices) shall be no greater than Topps can obtain elsewhere. Except as set forth in the preceding sentence, nothing contained in this Agreement shall require Topps to utilize Hershey to manufacture new products or variations. If Topps elects to produce the product, for sale in the Territory, elsewhere, Topps will reimburse Hershey for costs Hershey incurred on the development project.

(f) All orders will be loaded by Hershey for shipping, in truckload quantities unless otherwise indicated by Topps, to any location within the 48 contiguous states of the United States designated by Topps, by a means of transportation selected by Topps. Hershey will cooperate in all shipping procedures. Topps shall either supply, or at its option pay for, all pallets and slip sheets to be used. All labeling shall include item numbers, count per pallet and date code. Any other labeling or handling shall be negotiated by the parties in advance.

(g) Hershey shall not be liable for failure to perform or delay in performance hereunder if such failure or delay is due to fire, storms, floods, labor disputes, strikes, lockouts, war, riots, or civil commotion, embargoes, government or industry regulation, act of God, or any other cause or contingency beyond its reasonable control. In the event of any such occurrence, Topps shall have the right (but not the obligation) to source the Product and the Packaged Product from another entity for the affected period and if the period of force majeure exceeds six (6) months, then Topps may, as its sole remedy, terminate the Agreement immediately.

(h) Hershey agrees to carry insurance covering Products and general liability in amounts of not less than $1 million per occurrence and $2 million in the aggregate, and an umbrella policy of not less than $15 million in the aggregate. All policies shall provide for at least thirty (30) days prior written notice of cancellation, non-renewal or material change in the terms and conditions of coverage and name Topps as an additional insured. Hershey will provide Topps with a certificate or certificates of insurance evidencing such coverage and such other evidence as Topps may reasonably request to insure that the insurer is required to cover Topps, as an additional insured, for the deductible portion as well. Hershey will promptly inform Topps of Hershey's receipt of a notice of cancellation, non-renewal, or material change in the terms and conditions of such coverage. In the event Hershey ceases to carry adequate insurance that names Topps as an additional insured, and Hershey fails to cure such breach within forty-five (45) days after written notice by Topps, Topps may terminate this Agreement by giving Hershey written notice of Topps' election to terminate this Agreement.

(i) Hershey shall provide evidence of all price changes referred to herein. In the event Topps desires to confirm any pricing under this Agreement whatsoever, an independent and mutually agreeable auditor will be retained by the parties, at the sole expense of Topps and not more frequently than once per calendar year, to do so; provided, however, that the cost components for the overhead

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rate  through the year 2002 shall not be subject to audit.  Notwithstanding  the foregoing, in the event that an audit reveals that Hershey overcharged Topps by five percent (5%) or more for any calendar year, Hershey shall reimburse Topps for the cost of the audit. Topps and Hershey will work together in good faith to reduce the cost of production of the Product and Packaged Product, including without limitation, the cost of ingredients. In the event Topps locates a supplier of ingredients or packaging components that has lower prices than those being used, Hershey and Topps shall evaluate such materials and supplier. If Hershey determines that the materials or supplier are not acceptable or Hershey has another reasonable basis for not buying such materials and, notwithstanding such advice from Hershey in writing, Topps requires Hershey to use such materials or supplier, Hershey shall not be responsible for any adverse effects which may occur and which are related to Hershey's basis for rejecting such supplier or materials. Title to and responsibility for the Product and Packaged Product passes to Topps when placed on the truck for shipping at Hershey's production facility.

(j) The parties acknowledge that Hershey will be purchasing ingredients and components for its own products and the products of others, as well as for the Packaged Product, and Hershey may not discriminate or act with prejudice against Topps in any purchasing, use, pricing or allocation of ingredients or components. Hershey agrees to use its reasonable best efforts in accordance with Hershey's customary practice and consistent with the quality standards necessary to ensure the quality of the Packaged Products, to obtain the best prices available for the ingredients and packaging and to avoid price increases if possible.

(k) The parties further acknowledge that the prices on Schedule D are based upon Topps purchasing not less than 4 million pounds of Product per year from Hershey. In the event that Topps purchases less than such amount, the prices shall be adjusted to reflect any increased cost to Hershey. Nothing contained in this Agreement, however, shall require Topps to make any minimum purchases of the Product or the Packaged Product whatsoever.

3.       TOPPS' RESPONSIBILITIES

(a) Topps has shipped to Hershey at Topps' sole expense all of Topps wrapping machines for gum and other ancillary equipment listed on Schedule F (the "Topps Equipment"). Such machinery shall remain the sole property of Topps and, at Topps request, will be returned to Topps at Topps' cost upon termination or expiration of this Agreement. In the event Topps does not so request the machinery within six (6) months after termination or expiration, Hershey shall be entitled to the machinery or to dispose of it at its sole option. Topps will provide at its expense any replacements for the Topps Equipment reasonably requested by Hershey and agreed to by Topps for use in the production and packaging of the Products. Hershey shall be responsible for the normal and customary day to day maintenance and repair of Topps Equipment at its expense as necessary to keep Topps Equipment in good working order but not to exceed the condition in which Hershey received the machinery provided, however, that Topps shall pay for all rebuilds of Topps Equipment necessary in Hershey's reasonable opinion to maintain the operation or performance of the equipment or any other capital improvements to the Topps Equipment made with Topps' prior written consent.

(b) Topps warrants that any machinery, when delivered to Hershey, will be in good working condition and not requiring any substantial repairs. Topps will reimburse Hershey for all of its out-of-pocket expenses for Hershey's actual capital expense and capital costs for installing the machinery provided by Topps. Hershey shall provide in advance of the installation its best estimate of such capital costs and Topps may review the methods of installation and costs, and make reasonable requests of Hershey for a change in the method of installation for the sole purpose of cost control. Further, Hershey shall be entitled to test the machinery for operability and Topps will pay for all materials and Hershey's direct labor costs for such tests.

(c) Topps acknowledges that Hershey incurred substantial start up costs when it began production for Topps under the Original Agreement and that those costs continued through October 31, 1997. Hershey agrees to provide Topps with all available documentation and verification of such start up costs. Topps and Hershey agree to review the costs in good faith. Topps agrees to pay fifty percent (50%) of those verified start up costs to Hershey, up to a maximum aggregate payment of $1 million (less the sum of $105,983 which was already advanced to Hershey) in three equal installments, one due upon execution of this Agreement, one due in December of 1998 and one due in December of 1999. Hershey agrees that Topps will have no other liability for start-up costs. Hershey hereby waives any claim that it may have relating to the condition, as it existed at the date of delivery by Topps of the Topps Equipment that has been delivered by Topps prior to the date hereof; provided, however, that the foregoing shall not be interpreted as a waiver by Hershey of any claim regarding equipment which is delivered by Topps after the date hereof. Except as specifically set forth in the preceding sentence this section is not intended to limit Topps' obligations with regard to equipment as set forth in paragraphs 3(a) and (b) above.

(d) Topps has provided Hershey with specifications, formula sequences, time requirements and quality standards, which Topps may revise from time-to-time, for the Products and/or the Packaged Products and any ingredient or component thereof which Hershey is to purchase hereunder. Topps may modify the Product to be manufactured hereunder and/or change the Packaging and Hershey shall manufacture such changed Product or Packaging; provided, however, that if any such modification or change would increase the cost of performance to Hershey hereunder, then Hershey shall have the right to adjust the pricing of the Product, as necessary, to offset such incremental cost and the prices shall be reduced to Topps to the extent the costs are thereby reduced.

(e) Topps shall, at its sole cost, secure and maintain all necessary licenses, permits, authorizations or other approvals for the use of the ingredient statements, labeling, trademarks, trade names, trade dress or other elements of the Packaging hereunder.

(f) Topps agrees to carry insurance covering Products and general liability in amounts of not less than $1 million per occurrence and $2 million in the aggregate, with an umbrella policy of not less than $15 million, and insurance covering trademark infringement, trade name infringement, copyright infringement and advertising liability in amounts not less than $1 million per occurrence and $1 million in the aggregate. All such policies shall provide for at least thirty
(30) days prior written notice of cancellation or reduction in coverage and name

Hershey as an additional insured. At Hershey's request, Topps will provide Hershey with a certificate or certificates of insurance evidencing such coverage. Topps will promptly inform Hershey of Topps' receipt of a notice of cancellation or reduction in such coverage. In the event Topps ceases to carry adequate insurance that names Hershey as an additional insured, and Topps fails to cure such breach within forty-five (45) days after written notice by Hershey, Hershey may terminate this Agreement by giving Topps written notice of Hershey's election to terminate this Agreement on twelve (12) months' notice; provided, however, that during such twelve (12) month period Hershey shall have the right to buy such insurance and bill Topps therefor.

(g) Topps shall indemnify, defend and hold harmless Hershey and its parent, affiliates, subsidiaries, officers, directors, employees and stockholders from and against any and all claims, demands, suits, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, (1) resulting from or arising out of either: (i) Topps marketing practices and selling practices for the Packaged Products; (ii) errors by Topps in the labeling of the Packaged Product; (iii) any ingredient, packaging, formula, process or other component of the Product or Packaged Product supplied by Topps; or (iv) any breach or violation, or a claim by a third party that, if true, would be a breach or violation, by Topps of any provision of this Agreement or of any representation, warranty, covenant or guarantee of Topps under this Agreement, or (2) caused by any of the written specifications for the Packaged Product given to Hershey by Topps, except to the extent any of the foregoing arise out of Hershey's negligent act or omission.

4.       HERSHEY'S RESPONSIBILITIES

(a) As an essential condition of this Agreement, Hershey shall, at all times, manufacture and produce the Product and the Packaged Product strictly in accordance with Topps specifications, formula sequences, time requirements and quality standards, which Topps may revise from time-to-time. In the event any revision by Topps would increase the cost of performance to Hershey hereunder, then Hershey shall have the right to adjust the pricing of the Product as necessary. In the event any revisions by Topps reduces the cost of performance to Hershey hereunder, the prices shall be reduced in an amount equal to the cost of reduction. Hershey shall also provide reasonable security measures against theft or sabotage, including the use of metal detectors supplied by Topps for all Products and Packaged Products with such detectors being operated at acceptable sensitivity levels, and shall code each case of Packaged Product with a special date code which indicates the date and shift of manufacture.

(b) Hershey shall, at its sole cost, secure and maintain all necessary licenses, permits, authorizations or other approvals necessary for its performance hereunder including, without limitation, all licenses, permits and approvals required by the Federal Food and Drug Administration (the "FDA"). Hershey represents and warrants that at the time the Product is placed on trucks or other carrier for shipping from Hershey's production plant to Topps' designated location, the Product (i) shall be neither "adulterated" nor "misbranded' as those terms are specifically defined in the Federal Food, Drug and Cosmetic Act,
(ii) shall comply with all applicable United States laws and regulations relating to the production and manufacture of the Product and the Packaged Product and (iii) that the Products and Packaged Products shall conform to Topps' standards, specifications and instructions; provided, however, that Topps shall be responsible for taste testing the Bazooka flavor solely to test whether it complies with Topps standards for taste. Notwithstanding the foregoing, Hershey makes no representation or warranty of any kind to the extent any Product or Packaged Product fails to comply with (i) - (iii) above to the extent the non-compliance is the result of (x) ingredients or Packaging components supplied by Topps, (y) the specifications, formula, sequences and instructions for the manufacturing process provided by Topps, or (z)any of the written specifications for the Packaged Product given to Hershey by Topps. Hershey covenants that the Products and the Packaged Products will be manufactured following FDA's Current Good Manufacturing Practice in Manufacturing, Packaging or Holding Human Food, as these guidelines and rules may be modified from time to time. However, Hershey makes no representation or warranty as to whether the Product or the Packaged Product complies with any law or regulation of any foreign governmental entity, unless otherwise agreed to by the parties by written amendment to this Agreement.

(c) Hershey shall allow authorized representatives of Topps (i) to inspect Hershey's facilities and review its manufacturing processing and conditions for the Product and the Packaged Product at any time during normal business hours, and (ii) to make product and process audits and prepare analytical data for quality control purposes with the assistance of Hershey's personnel. Any such inspection may be made without notice, on regular working days between 7:00 A.M. and 5:00 P.M. or, on two hours' notice, between the hours of 5:00 P.M. and 7:00 A.M. on any day other than weekends, holidays or agreed upon shutdowns, in which case Topps shall provide not less than 24 hours notice. Hershey shall, on a weekly basis, send Topps samples (display box quantities) of the Products and the Packaged Products, and in the case of new Products and if requested by Topps, on a daily basis. Topps shall bear the cost of such samples and shipping. In the event Topps wishes to exercise the right granted pursuant to this Section 4(c), Topps and any of Topps' personnel who are to inspect Hershey s facilities shall execute any and all confidentiality agreements reasonably required to be executed by Hershey which agreements shall supersede the secrecy provisions set forth in this Agreement. If as a result of the exercise of the right granted pursuant to this Section 4(c), Topps shall acquire confidential, proprietary or trade secret information, Topps shall take all steps necessary to keep such information confidential and shall not use such information other than for analyzing Product quality as specifically set forth in Sections 4(c)(i) and 4(c)(ii). In addition, Topps shall indemnify, defend and hold harmless Hershey from and against any and all claims, demands, suits, judgments, costs and expenses arising out of any injury to Topps' personnel which occurs in connection with any inspection performed, unless such injury was the result of negligence or willful misconduct by Hershey.

(d) Hershey will procure and maintain, at its expense and in accordance with specifications provided by Topps, all ingredients and Packaging components necessary to manufacture and package the Packaged Product in amounts sufficient to meet Topps' expressed production requirements and from suppliers approved in advance by Topps.

(e) Hershey shall indemnify, defend and hold harmless Topps and its affiliates, subsidiaries, officers, directors, employees and stockholders from and against any and all claims, demands, suits, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, resulting from or arising out of any breach or violation, or a claim by a third party that, if true, would be a breach or violation, by Hershey of any provision of this Agreement or of any representation, warranty, covenant, or guarantee of Hershey under this Agreement unless caused by (x) specifications, formula sequences, quality standards, ingredients, Packaging components or artwork/graphics supplied by Topps; (y) an event which occurred after Hershey's delivery of the Product and/or Packaged Product to Topps as described herein; or (z) any breach by Topps of any representation contained herein or any negligent act or omission of Topps.

5.       INTELLECTUAL PROPERTY

(a) Topps will market, distribute and sell the Packaged Product under its own trademark and trade name. Topps shall have no right to use any of Hershey's marks, names, other trade identities, copyrighted works or other intellectual property except to the extent that Hershey has incorporated its own intellectual property in or used in the manufacture of the Product or Packaged Product supplied by Hershey to Topps. Topps represents, warrants and guarantees that no intellectual property which it may provide, and no name or mark or aspect of the trade dress used on the Packaging, or in any other way made a part of the Packaging, shall infringe upon or violate any copyright, patent, trade secret, trade name, trademark or any other proprietary rights, or other utility patent rights, of any person not a party to this Agreement, or violate any laws, rules or regulations prohibiting deceptive or other forms of advertising. In the event that Topps receives a claim or notice of suit alleging such infringement, Topps shall promptly notify Hershey. Topps shall then, at its sole expense, (i) settle or defend (with counsel of its own choice) any such claim brought against Hershey and/or Topps, (ii) procure for Topps the right or rights necessary to manufacture, package and sell the Packaged Product or replace or modify the Product, Packaging or Packaged Product, and (iii) to the extent required by a court adjudicating the claim or as agreed in a settlement agreement respecting the claim, remove the affected Product, Packaging and Packaged Product from Hershey s inventory and pay Hershey the purchase price for all affected units of the Product, Packaging and Packaged Product. Topps shall indemnify, defend and hold harmless Hershey from and against any and all claims, demands, suits, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, resulting from or arising out of any breach or violation of any representation, warranty or guarantee of Topps in this paragraph 5(a).

(b) Hershey shall have no right to use any of Topps marks, names, other trade identities, copyrighted works or other intellectual property (including without limitation the Bazooka flavors or Burst technology), except in the Product and the Packaged Product in accordance with the Agreement. Hershey represents, warrants, covenants and guarantees that intellectual property which it may provide, if any, shall not infringe upon or violate any copyright, patent, trade secret, trade name, trademark or any other proprietary rights, or other utility patent rights, of any person not a party to this Agreement, or violate any laws, rules or regulations. In the event Hershey receives a claim or notice of suit alleging such infringement, Hershey shall promptly notify Topps. Hershey shall then, at its sole expense, settle or defend (with counsel of its own choice) any such claim brought against Hershey and/or Topps. Hershey shall indemnify, defend and hold harmless Topps from and against any and all claims, demands, suits, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees, resulting from or arising out of any breach or violation of any representation, warranty or guarantee of Hershey in this paragraph 5(b).

6.       TERM AND TERMINATION

(a) The Original Term of this Agreement shall be from the date of execution hereof through December 31, 1999. (the "Original Term"). The parties hereby extend the term of this Agreement beyond the Original Term for an additional term beginning on January 1, 2000 and ending December 31, 2002 (the "Extended Term"). For purposes of this Agreement the first year of the Extended Term shall be defined as January 1, 2000 through December 31, 2000. Beginning on December 31, 1998 and on each December 31 thereafter, the Extended Term shall automatically be extended for an additional term of one (1) year so that there are always five (5) years remaining in the term, unless either party delivers notice, at least thirty (30) days prior to any such December 31, of its desire to terminate this Agreement at the end of the then current five (5) year term.

(b) Upon written notice, either party shall have the right to terminate this Agreement, on ninety (90) days written notice delivered within thirty (30) days after the end of the cure period if the other party materially breaches or fails to perform any of its material obligations or responsibilities hereunder, which material breach is not cured by the other party within thirty (30) days following its receipt of the written notice of breach from the other party specifying the breach. A material breach includes, but is not limited to: (1) failure to pay material sums as provided for herein, unless such failure is the result of a good faith dispute between the parties; (2) Hershey's failure to comply with paragraphs 4(a) or 4(b) (unless such breach is caused by an act or omission of Topps); and (3) Hershey's failure, for a period of two (2) consecutive months or three (3) months during any twelve (12) month period, to meet Topps' actual production requirements.

(c) Notwithstanding anything to the contrary in this Agreement, either party shall have the right to terminate this Agreement immediately, without further notice, if the other party becomes insolvent or makes an assignment for the benefit of creditors, a proceeding or petition for bankruptcy or insolvency is filed by or against the other party under any federal or state law in any court of competent jurisdiction, or receiver of assets is appointed or any levy of a material portion of the other party's assets under the attachment, execution or similar process is made, and the other party does not cure any of the foregoing within sixty (60) days of its occurrence.

(d) Hershey may terminate this Agreement, on six (6) month's written notice, if the Product or the Packaged Product is or becomes injurious to health, and the Product cannot be altered, within the six (6) month period, so that it will no longer be injurious; provided, however, that Hershey shall not be required to sell any injurious Product at any time. Notice of such termination must be given within sixty (60) days after it is determined that the Product or the Packaged Product is injurious.

(e) Either party may terminate this Agreement, on one (1) years written notice, if the other party is convicted of criminal conduct in a criminal court of law, and such conduct materially and adversely affects the reputation of the other party. Such notice shall be given promptly after such party is so affected.

(f) Notwithstanding anything to the contrary in this Agreement, upon termination or expiration of this Agreement, Topps shall cease use of any of Hershey's intellectual property, trade secrets and formula(e), provided Hershey advised Topps in writing of its ownership of such intellectual property, trade secrets or formula prior to inclusion in the Product or Packaged Product, and shall have no further right to use the same except that Topps may sell the existing inventory of Packaged Product.

(g) Notwithstanding anything to the contrary in this Agreement, Hershey shall not use any of Topps intellectual property, trade secrets or formula (which includes, without limitation, the Bazooka flavors, Burst technology, master batching and processes relating to the production and manufacture) as provided to Hershey at the commencement of this Agreement, learned by Hershey from Topps or developed by Topps during this Agreement (i) during the term of this Agreement, except in connection with Hershey's obligation to manufacture for Topps under this Agreement or (ii) after the termination of this Agreement.

(h) Upon any termination or expiration of this Agreement, Topps shall have the obligation to purchase, and shall receive, all Packaging material and other material containing Topps trademarks ordered or in Hershey's possession, as well as all Product or Packaged Product ingredients ordered or in Hershey's possession, all at Hershey's actual cost therefor (provided the materials are of good quality).

7.       ADDITIONAL TERMS

(a) This document, together with the schedules, constitutes the entire understanding of the parties relating to the manufacture, storage and shipping of the Product and/or Packaged Products, and any prior or contemporaneous agreements or understandings relating thereto are merged herein and superseded. This Agreement may not be amended or altered except by agreement in writing, signed and acknowledged by each party. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Non-enforcement by either party of the terms of this Agreement shall not be deemed a waiver, nor in any manner affect such party's rights to enforce the terms of this Agreement. Nor shall a waiver by one party of a breach of the other party be considered a waiver of any other pre-existing or succeeding breach. Notwithstanding anything contained in this Agreement to the contrary, the parties expressly agree that this Agreement shall not extinguish or diminish any liability of Topps or Leaf to the other under the Original Agreement with respect to Product and Packaged Product that was manufactured prior to the date hereof and other events which occurred prior to the date hereof, except as expressly set forth in the last sentence of paragraph 3(c) hereof.
(b) Any notice required or necessary under this Agreement shall be in writing and shall be delivered either in person, or by telegraph, telex, facsimile transmission, or by certified or express mail, postage prepaid. Whenever notices are necessary under this Agreement, they shall be considered given to the other party when personally delivered, telegraphed, telexed, sent by facsimile transmission or, if by certified mail, four days after the date of the mailing or, if by express mail, on the next business day. Notices provided pursuant to this Agreement shall be addressed as follows:

              If to Hershey              Hershey Chocolate U.S.A.,
                                         400 Running Pump Road
                                         Lancaster, PA 17603

                                         Attn.: Director, Manufacturing

              With a copy to:            Hershey Foods Corporation
                                         100 Crystal A Drive
                                         Hershey, PA 17033
                                         Attn.: Vice President-General Counsel

              If to Topps:               The Topps Company, Inc.
                                         401 York Avenue
                                         Duryea, PA 18642
                                         Attn: Vice President-Manufacturing

              With copies to:            The Topps Company, Inc.
                                         One Whitehall Street
                                         New York, NY 10004-2109
                                         Attn.: Vice President-Operations
                                                       and
                                         Vice President-General Counsel

          Either party may change its designated addressee on thirty (30) days' written notice.

(c) A termination or expiration of this Agreement shall not affect the rights and responsibilities of the parties accruing prior to the date of termination or expiration and, notwithstanding that this Agreement may otherwise terminate or expire, any and all provisions regarding confidential information and indemnification shall remain in full force and effect.

(d) In the event that any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

(e) The rights and obligations of either party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party.

(f)  The  laws  of  the  State  of  Delaware   shall  govern  this   Agreement's
interpretation and construction.

(g) (i) The determination of the necessity of a product recall, whether or not such recall is due to defects or potential defects in the Products or Packaged Products subject to possible recall, the procedure for handling the recall, the disposition of recalled Products or Packaged Products and packaging, and all other considerations involved in such a recall, shall be made by Topps after consultation with Hershey. Such decision shall not be arbitrary, capricious, or unreasonable. Topps shall have the obligation to consider, in good faith, a product recall due to defects or potential defects, upon Hershey's request.

(ii) All costs and expenses of the recall shall be paid by Hershey if the reason for the recall is due to any event which occurred, or which failed to occur, while the Product or the Packaged Product was in the possession or control of Hershey (including, without limitation, the inclusion of foreign material or the inclusion of the product or the Packaged Product of ingredients or components that are or may be injurious to health), unless (A) the recall was the result of flavor or color ingredients or packaging components from a Topps approved supplier and Hershey has entered into a written agreement with such supplier under which Topps actually has an enforceable claim against such supplier as a third party beneficiary thereof (in which case Topps shall bear the costs and expenses of the recall) or (B) the ingredients or components were those supplied by Topps or (C) the recall was the result of any of the items for which Hershey is not responsible for under paragraph 4(b) (x), (y) or (z) or the proviso regarding Bazooka flavor contained in the second sentence of paragraph 4(b). All costs and expenses of the recall shall also be paid by Hershey if the reason for the recall is due to Hershey's conduct which is in breach of this Agreement, Hershey's failure to manufacture (including, without limitation, labeling) the Product or Packaged Product according to the specifications or Hershey's failure to store the Product or Packaged Product according to FDA or other applicable laws or regulations. All costs and expenses of the recall shall be paid by Topps if the reason for the recall is due to conduct by Topps which is in breach of this Agreement, an event which occurred after the Product or Packaged Product was no longer in the possession or control of Hershey (provided it was not caused by an act or omission on the part of Hershey while the Product or Packaged Product was in Hershey's possession or control), or ingredients, packaging components or artwork which were supplied by Topps. The parties shall share the costs and expenses of any other recall.

(h) Hershey covenants that it shall be a condition to the sale by Hershey of a material portion of the assets of its gum plant located at Memphis Tennessee, to a single person, entity or group that at Topps request, this Agreement and the obligations of Hershey hereunder shall be assigned to and assumed by such purchaser. Topps shall have forty-five (45) days after written notice from Hershey to determine whether it will require such assignment. If, and only if, such sale takes place during the Extended Term and Topps does not require the purchaser to assume this Agreement for the remainder of the then existing term, then this Agreement shall, at Topps option and as a condition to such sale by Hershey, be assigned to and assumed by such purchaser with a shortened term of not less than six (6) months nor more than eighteen (18) months, such term to be designated by Topps within sixty (60) days after the closing of the sale.

(i) Hershey and Topps will not use or commercially exploit for its own benefit or the benefit of others any Confidential Information, nor will the receiving party disclose any Confidential Information to any person, firm or corporation except (i) employees of the receiving party who have a need to know such

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

Confidential Information and who have been informed of the receiving party's obligations hereunder, and (ii) contractors or consultants under contract to the receiving party who have a need to know such Confidential Information, who have been approved by the disclosing party in advance of any disclosure of Confidential Information, and who have been informed of the receiving party's obligations hereunder, unless the information:

          1. was known to the receiving party prior to disclosure by the disclosing party; or

          2. was publicly available at the time of the disclosure to the receiving party; or

          3. subsequently becomes publicly available through no fault of the receiving party; or

          4. is rightfully acquired by the receiving party subsequent to disclosure by the disclosing party from a third party who is not in breach of a confidential relationship to the disclosing party with regard to such information; or

          5. is independently developed by the receiving party and the receiving party shall have the obligation of proving independent development.

          The term Confidential Information shall include, without limitation, either Topps' or Hershey's formula, recipe, formula sequences and processes relating to the production and maintenance of the Product and the Packaged Product, as well as Topps' purchase order, purchasing information, production requirements, production forecasts, etc.

          In the event that Topps visits a Hershey facility in order to render assistance to Hershey, Topps may be asked to sign a Visitor Agreement (attached hereto as Exhibit A) containing a confidentiality provision which is of a term longer than this agreement; in such case the term and the conditions of such Visitor Agreement where they are inconsistent with this Agreement shall supersede this Agreement except that the reference in the Visitor's Agreement to ideas, as Proprietary Information, shall be deemed deleted.

(j) Except as may be required by law or regulation or if requested by Topps employees' Union, Hershey and Topps agree that they will maintain in confidence the provisions, terms and conditions of this Agreement.

(k) Nothing in this Agreement shall preclude Hershey from manufacturing any gum or confection product for itself or others so long as Hershey does not violate its obligations as set forth in this Agreement including, without limitation, paragraph 7(i) hereof.

(l) Nothing contained herein shall place the parties in the relationship of partners, joint venturers, principal-agent, or employer-employee and neither party shall have any right to obligate or bind the other in any manner whatsoever.

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

(m) The parties agree that in the case of a breach of this Agreement, the non-breaching party shall take reasonable steps to mitigate the damages caused by the breach. Further, in the event that the breach at issue is Hershey's failure to manufacture Packaged Product for Topps as required under this Agreement, Hershey shall not be liable for damages to Topps to the extent that such damages result from Topps failure, after a period of three (3) years after such breach by Hershey, to find another manufacturer acceptable to Topps. Except as expressly set forth in the two previous sentences, this Agreement shall in no way limit the damages that may be awarded by any court or tribunal.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown.

     THE TOPPS COMPANY, INC.                     HERSHEY FOODS CORPORATION



By: ____________________________            By: ____________________________

Title: ___________________________          Title: ___________________________



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



                           SCHEDULES



Schedule A           List of Products and Packaged Products

Schedule B           Form of Monthly Report to be Furnished by Hershey

Schedule C           QA Test  Procedures  and Form of Monthly  Reports to be
                     Furnished by Hershey

Schedule D - 1997    Prices for 1997

Schedule D - 1998    Prices for 1998

Schedule E           [to be completed]

Schedule F           Schedule of Equipment









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